Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
03/08/2011	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD’S GLOBAL COMPARABLE SALES RISE 3.9% IN FEBRUARY

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 3.9% in February.  Performance by segment was as follows:

•	U.S. up 2.7%
•	Europe up 5.1%
•	Asia/Pacific, Middle East and Africa up 4.0%

    "McDonald’s commitment to connecting with customers around the world continues to drive our sales performance," said McDonald’s Chief Executive Officer Jim Skinner. "When customers visit McDonald’s they are looking for great-tasting food that is affordable, convenient and served in a contemporary and inviting atmosphere.  We are pleased that more customers are finding their great restaurant experience at McDonald’s."
    In the U.S., comparable sales increased 2.7% for February driven by continued strong demand for McCafé beverages, McDonald’s popular breakfast, featuring the new Fruit & Maple Oatmeal, and everyday value throughout the menu.  McDonald’s U.S. remains committed to its long-term strategy of attracting customers by enhancing the restaurant experience, expanding McCafé options to become a beverage destination, and leveraging core products like Chicken McNuggets and the burger line-up.
    In Europe, comparable sales rose 5.1% in February led by France, the U.K. and Russia.  Unique premium menu offerings, including France’s new premium beef campaign and the Big Tasty featured in the U.K., ongoing restaurant modernization and enhanced customer conveniences contributed to the month’s results.
    February comparable sales increased 4.0% in Asia/Pacific, Middle East and Africa fueled by sales growth in Japan and Australia, partly offset by China due to the timing of Chinese New Year.  Across the segment, compelling menu initiatives, including limited-time offers such as the Big America 2 promotion in Japan and the Value Lunch program in Australia, are resonating with customers and differentiating the McDonald’s experience.
    Systemwide sales for the month increased 8.1%, or 5.2% in constant currencies.

    McDonald’s effective tax rate for the first quarter is expected to be 27% to 29%, reflecting a deferred tax benefit related to certain foreign operations. The Company continues to expect the full year effective tax rate to be 30% to 32%.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended February 28,	2011	2010	Reported	Currency
McDonald's Corporation	3.9	4.8	8.1	5.2
Major Segments:
U.S.	2.7	0.6	3.4	3.4
Europe	5.1	5.4	9.2	7.5
APMEA*	4.0	10.5	13.0	4.6

Year-To-Date February 28,
McDonald's Corporation	4.6	3.6	7.7	5.9
Major Segments:
U.S.	2.9	(0.1)	3.6	3.6
Europe	6.1	4.8	6.8	8.6
APMEA*	4.6	7.2	13.3	5.1
                          * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees.  While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•
The number of weekdays and weekend days can impact our reported comparable sales.  For the month of February 2011, there was no calendar shift/trading day adjustment as the month included exactly 28 trading days, or four complete weeks, during 2011 and 2010. In addition, the timing of holidays can impact comparable sales.

Upcoming Communications
    McDonald’s tentatively plans to release first quarter results before the market opens on April 21, 2011 and will host an investor webcast.  This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

    McDonald’s is the world’s leading global foodservice retailer with more than 32,000 locations serving approximately 64 million customers in 117 countries each day.  More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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